Exhibit 99.1
Essential Properties Announces Third Quarter 2023 Results
- Third Quarter Net Income per Share of $0.29 and AFFO per Share of $0.42 -
- Closed Investments of $213.3 million at a 7.6% Weighted Average Cash Cap Rate -
- Issues 2024 AFFO Guidance of $1.71 to $1.75 per Share;
- Increases Bottom End of Range for 2023 AFFO Guidance to $1.64 to $1.65 per Share -
October 25, 2023
PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) today announced operating results for the three and nine months ended September 30, 2023.
Third Quarter 2023 Financial and Operating Highlights:

Operating Results (compared to Third Quarter 2022):
•Investments (65 properties)	$ Invested	$213.3 million
	Weighted Avg Cash Cap Rate	7.6%
•Dispositions (10 properties)	Net Proceeds	$28.5 million
	Weighted Avg Cash Cap Rate	6.5%
•Net Income per Share	Increased by 12%	$0.29
•Funds from Operations ("FFO") per Share	Increased by 18%	$0.45
•Core Funds from Operations ("Core FFO") per Share	Increased by 18%	$0.45
•Adjusted Funds from Operations ("AFFO") per Share	Increased by 11%	$0.42
Debt & Equity Activity:
•New $450mm 2029 Term Loan w/ Delayed Draw Feature	Amount drawn at Sept. 30, 2023	$375.0 million
•Equity Raised (Gross) - Follow-On Offering (Sept. 2023)(1)	$23.00/share	$276.1 million
•Equity Raised (Gross) - ATM Program(1)	$24.17/share	$10.7 million
1.All shares were sold on a forward basis and are currently unsettled.
Year to Date 2023 Financial and Operating Highlights:

Operating Results (compared to YTD Third Quarter 2022):
•Investments (200 properties)	$ Invested	$697.8 million
	Weighted Avg Cash Cap Rate	7.5%
•Dispositions (43 properties)	Net Proceeds	$107.4 million
	Weighted Avg Cash Cap Rate	6.2%
•Net Income per share	Increased by 27%	$0.94
•FFO per share	Increased by 12%	$1.31
•Core FFO per share	Increased by 10%	$1.31
•AFFO per share	Increased by 7%	$1.23
Debt & Equity Activity:
•Equity Raised (Gross) - Follow-On Offerings	$24.60/share	$493.9 million
•Equity Raised (Gross) - ATM Program	$24.37/share	$97.3 million
Highlights Subsequent to Third Quarter 2023:

•Investments (12 properties)	$ Invested	$49.7 million
•Dispositions (1 property)	$ Gross Proceeds	$5.1 million

CEO Comments
Commenting on the third quarter 2023 results, the Company's President and Chief Executive Officer, Pete Mavoides, said, “We are pleased to report strong third quarter results, which were highlighted by continued healthy tenant trends, solid investment activity, and timely capital market executions. With quarter-end pro forma leverage of 3.7x and nearly $1 billion of available liquidity, our balance sheet is well-positioned to capitalize on accretive investment opportunities in a marketplace characterized by increasing pricing power for our capital. Our newly issued AFFO per share guidance for 2024 assumes continued balance sheet discipline and a measured pace of investment activity.”
Portfolio Highlights
The Company’s investment portfolio as of September 30, 2023 is summarized as follows:

Number of properties	1,793
Weighted average lease term (WALT)	13.9 years
Weighted average rent coverage ratio	4.0x
Number of tenants	363
Number of concepts (i.e., brands)	584
Number of industries	16
Number of states	48
Weighted average occupancy	99.8%
Total square feet of rentable space	17,798,241
Cash ABR - service-oriented or experience-based	92.8%
Cash ABR - properties subject to master lease	65.1%
Portfolio Update
Investments
The Company’s investment activity during the three and nine months ended September 30, 2023 is summarized as follows:

	Quarter Ended September 30, 2023	Year to Date September 30, 2023
Investments:
Investment volume	$213.3 million	$697.8 million
Number of transactions	30	83
Property count	65	200
Weighted average cash / GAAP cap rate	7.6%/8.7%	7.5%/8.8%
Weighted average lease escalation	2.0%	2.0%
% Subject to master lease	60%	66%
% Sale-leaseback transactions	100%	100%
% Existing relationship	86%	80%
% Required financial reporting (tenant/guarantor)	100%	100%
WALT	17.6 years	18.7 years

Dispositions
The Company’s disposition activity during the three and nine months ended September 30, 2023 is summarized as follows:

	Quarter Ended September 30, 2023	Year to Date September 30, 2023
Dispositions:
Net proceeds	$28.5 million	$107.4 million
Number of properties sold	10	43
Net gain / (loss)	$1.9 million	$19.3 million
Weighted average cash cap rate (excluding vacant properties and sales subject to a tenant purchase option )	6.5%	6.2%
Loan Repayments
Loan repayments to the Company during the three and nine months ended September 30, 2023 are summarized as follows:

	Quarter Ended September 30, 2023	Year to Date September 30, 2023
Loan Repayments:
Proceeds—Principal	$3.7 million	$22.4 million
Proceeds—Prepayment penalties	$37 thousand	$0.2 million
Number of properties	4	16
Weighted average cash cap rate	7.1%	7.2%
Leverage and Balance Sheet and Liquidity
The Company's leverage, balance sheet and liquidity are summarized in the following table.

	September 30, 2023	Pro Forma September 30, 2023
Leverage:
Net debt to Annualized Adjusted EBITDAre	4.5x	3.7x

Balance Sheet and Liquidity:
Cash and cash equivalents and restricted cash	$42.0 million	$389.6 million
Unused revolving credit facility capacity	$600.0 million	$600.0 million
2029 Term Loan - remaining availability (1)	$75.0 million	$—
Forward equity sales - unsettled	$272.6 million	$—
Total available liquidity	$989.6 million	$989.6 million

ATM Program:
2022 ATM Program initial availability	$500.0 million
Aggregate gross sales under the 2022 ATM Program	$172.7 million
Availability remaining under the 2022 ATM Program	$327.3 million
Average price per share of gross sales since inception in May 2022	$23.33
1.In October 2023, the Company drew the remaining $75.0 million available under its $450.0 million 2029 Term Loan and entered into interest rate swaps to fix the interest rate on all of the $450.0 million of principal through maturity in February 2029.

Guidance
2024 Guidance
The Company currently expects 2024 AFFO per share on a fully diluted basis to be within a range of $1.71 to $1.75.
2023 Guidance
The Company is updating its range for expected 2023 AFFO per share on a fully diluted basis to $1.64 to $1.65 from its previously announced range of $1.62 to $1.65.
Note: The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, such as, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance period.
Dividend Information
As previously announced, on September 7, 2023, Essential Properties' board of directors declared a cash dividend of $0.28 per share of common stock for the quarter ended September 30, 2023. The dividend was paid on October 13, 2023 to stockholders of record as of the close of business on September 29, 2023.
Conference Call Information
In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Thursday, October 26, 2023 at 10:00 a.m. EDT to discuss the results. To access the conference, dial 877-407-9208 (International: 201-493-6784). A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.
A telephone replay of the conference call can also be accessed by calling 844-512-2921 (International: 412-317-6671) and entering the access code: 13741522. The telephone replay will be available through November 9, 2023.
A replay of the conference call webcast will be available on our website approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.
Supplemental Materials
The Company’s Supplemental Operating & Financial Data—Third Quarter Ended September 30, 2023 is available on Essential Properties’ website at investors.essentialproperties.com.
About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2023, the Company’s portfolio consisted of 1,793 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 4.0x. In addition, as of September 30, 2023, the Company’s portfolio was 99.8% leased to 363 tenants operating 584 different concepts in 16 industries across 48 states.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.
Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.
The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 that it will file with the Commission.
Non-GAAP Financial Measures and Certain Definitions
The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.
FFO, Core FFO and AFFO
The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).
The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that it believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.

To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization expense, other non-cash charges and capitalized interest expense. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.
FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
EBITDA and EBITDAre
The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.
EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Net Debt
The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash available for future investment. The Company believes excluding cash and cash equivalents and restricted cash available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.
NOI and Cash NOI
The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.
NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI
The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination or loan prepayment fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.
Cash ABR
Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.
Cash Cap Rate
Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.
GAAP Cap Rate
GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.
Rent Coverage Ratio
Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.
Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Rental revenue[1,2]	$86,969	$66,525	$246,960	$199,726
Interest on loans and direct financing lease receivables	4,568	3,719	13,548	11,490
Other revenue	120	419	1,353	1,014
Total revenues	91,657	70,663	261,861	212,230

Expenses:
General and administrative	7,174	7,868	23,343	22,956
Property expenses[3]	1,359	830	3,346	2,668
Depreciation and amortization	26,212	22,054	74,779	64,441
Provision for impairment of real estate	165	349	1,645	10,541
Change in provision for credit losses	(63)	(30)	(85)	136
Total expenses	34,847	31,071	103,028	100,742
Other operating income:
Gain on dispositions of real estate, net	1,859	6,329	19,320	18,082
Income from operations	58,669	45,921	178,153	129,570
Other (expense)/income:
Loss on debt extinguishment[4]	(116)	—	(116)	(2,138)
Interest expense	(12,633)	(9,892)	(36,837)	(28,242)
Interest income	330	752	1,416	800
Income before income tax expense	46,250	36,781	142,616	99,990
Income tax expense	162	190	472	769
Net income	46,088	36,591	142,144	99,221
Net income attributable to non-controlling interests	(174)	(163)	(532)	(441)
Net income attributable to stockholders	$45,914	$36,428	$141,612	$98,780

Basic weighted-average shares outstanding	155,917,176	139,068,188	150,314,073	132,438,157
Basic net income per share	$0.29	$0.26	$0.94	$0.74

Diluted weighted-average shares outstanding	157,182,984	139,890,693	151,609,426	133,321,987
Diluted net income per share	$0.29	$0.26	$0.94	$0.74
1.Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $198, $210, $518 and $526 for the three and nine months ended September 30, 2023 and 2022, respectively.
2.Includes reimbursable income from the Company’s tenants of $820, $530, $2,161 and $1,584 for the three and nine months ended September 30, 2023 and 2022, respectively.
3.Includes reimbursable expenses from the Company’s tenants of $820, $530, $2,161 and $1,584 for the three and nine months ended September 30, 2023 and 2022, respectively.
4.During the nine months ended September 30, 2022, includes debt extinguishment costs associated with the Company's restructuring of its credit and term loan facilities.

Essential Properties Realty Trust, Inc.
Consolidated Balance Sheets

(in thousands, expect share and per share amounts)	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$1,431,441	$1,228,687
Building and improvements	2,798,181	2,440,630
Lease incentive	16,894	18,352
Construction in progress	69,113	34,537
Intangible lease assets	87,849	88,364
Total real estate investments, at cost	4,403,478	3,810,570
Less: accumulated depreciation and amortization	(343,637)	(276,307)
Total real estate investments, net	4,059,841	3,534,263
Loans and direct financing lease receivables, net	227,114	240,035
Real estate investments held for sale, net	3,539	4,780
Net investments	4,290,494	3,779,078
Cash and cash equivalents	36,106	62,345
Restricted cash	5,912	9,155
Straight-line rent receivable, net	98,620	78,587
Derivative assets	54,314	47,877
Rent receivables, prepaid expenses and other assets, net	26,735	22,991
Total assets	$4,512,181	$4,000,033

LIABILITIES AND EQUITY
Unsecured term loans, net of deferred financing costs	$1,197,155	$1,025,492
Senior unsecured notes, net	395,706	395,286
Revolving credit facility	—	—
Intangible lease liabilities, net	11,230	11,551
Dividend payable	43,943	39,398
Derivative liabilities	660	2,274
Accrued liabilities and other payables	25,697	29,261
Total liabilities	1,674,391	1,503,262
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 156,024,222 and 142,379,655 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	1,560	1,424
Additional paid-in capital	2,885,825	2,563,305
Distributions in excess of cumulative earnings	(107,592)	(117,187)
Accumulated other comprehensive loss	49,422	40,719
Total stockholders' equity	2,829,215	2,488,261
Non-controlling interests	8,575	8,510
Total equity	2,837,790	2,496,771
Total liabilities and equity	$4,512,181	$4,000,033

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three months ended September 30,		Nine months ended September 30,
(unaudited, in thousands except per share amounts)	2023	2022	2023	2022
Net income	$46,088	$36,591	$142,144	$99,221
Depreciation and amortization of real estate	26,186	22,028	74,701	64,363
Provision for impairment of real estate	165	349	1,645	10,541
Gain on dispositions of real estate, net	(1,859)	(6,329)	(19,320)	(18,082)
Funds from Operations	70,580	52,639	199,170	156,043
Non-core expense (income)[1]	116	250	(588)	2,388
Core Funds from Operations	70,696	52,889	198,582	158,431
Adjustments:
Straight-line rental revenue, net	(7,191)	(3,810)	(20,739)	(16,610)
Non-cash interest expense	762	645	2,195	1,995
Non-cash compensation expense	2,144	2,233	7,022	7,257
Other amortization expense	708	1,775	1,244	2,177
Other non-cash charges	(68)	(34)	(101)	126
Capitalized interest expense	(750)	(236)	(1,765)	(363)
Adjusted Funds from Operations	$66,301	$53,462	$186,438	$153,013

Net income per share[2]:
Basic	$0.29	$0.26	$0.94	$0.74
Diluted	$0.29	$0.26	$0.94	$0.74
FFO per share[2]:
Basic	$0.45	$0.38	$1.32	$1.17
Diluted	$0.45	$0.38	$1.31	$1.17
Core FFO per share[2]:
Basic	$0.45	$0.38	$1.31	$1.19
Diluted	$0.45	$0.38	$1.31	$1.19
AFFO per share[2]:
Basic	$0.42	$0.38	$1.23	$1.15
Diluted	$0.42	$0.38	$1.23	$1.15
1.Includes the following during the: i) three months ended September 30, 2023 — $0.1 million loss on debt extinguishment; ii) nine months ended September 30, 2023 — $0.1 million loss on debt extinguishment, $0.9 million of insurance recovery income and $0.2 million of severance expense and non-cash compensation expense in connection with the departure of one of our junior executives; iii) three and nine months ended September 30, 2022 — $0.2 million of fees incurred in conjunction with a term loan amendment and $2.1 million loss on debt extinguishment.
2.Calculations exclude $101, $93, $304 and $280 from the numerator for the three and nine months ended September 30, 2023 and 2022, respectively, related to dividends paid on unvested restricted stock awards and restricted stock units.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three months ended September 30, 2023
Net income	$46,088
Depreciation and amortization	26,212
Interest expense	12,633
Interest income	(330)
Income tax expense	162
EBITDA	84,765
Provision for impairment of real estate	165
Gain on dispositions of real estate, net	(1,859)
EBITDAre	83,071
Adjustment for current quarter re-leasing, acquisition and disposition activity[1]	3,647
Adjustment to exclude other non-core or non-recurring activity[2]	(16)
Adjustment to exclude termination/prepayment fees and certain percentage rent[3]	(205)
Adjusted EBITDAre - Current Estimated Run Rate	86,497
General and administrative expense	6,969
Adjusted net operating income ("NOI")	93,466
Straight-line rental revenue, net[1]	(8,966)
Other amortization expense	708
Adjusted Cash NOI	$85,208

Annualized EBITDAre	$332,284
Annualized Adjusted EBITDAre	$345,988
Annualized Adjusted NOI	$373,864
Annualized Adjusted Cash NOI	$340,832
1.Adjustment is made to reflect EBITDAre, NOI and Cash NOI as if all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended September 30, 2023 had occurred on July 1, 2023.
2.Adjustment is made to i) exclude non-core income and expense adjustments made in computing Core FFO, ii) exclude changes in our provision for credit losses and iii) eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.
3.Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	September 30, 2023	Rate	Wtd. Avg. Maturity

Unsecured debt:
February 2027 term loan[1]	$430,000	2.4%	3.4 years
January 2028 term loan[1]	400,000	4.6%	4.3 years
February 2029 term loan[1,2]	375,000	4.1%	5.4 years
Senior unsecured notes due July 2031	400,000	3.1%	7.8 years
Revolving credit facility[3]	—	—%	2.4 years
Total unsecured debt	1,605,000	3.5%	5.2 years
Gross debt	1,605,000
Less: cash & cash equivalents	(36,106)
Less: restricted cash available for future investment	(5,912)
Net debt	1,562,982

Equity:
Preferred stock	—
Common stock and OP units (156,578,069 shares @ $21.63/share as of 9/30/23)[4]	3,386,784
Total equity	3,386,784
Total enterprise value ("TEV")	$4,949,766

Pro forma adjustments to Net Debt and TEV:[5]
Net debt	$1,562,982
Less: cash received — unsettled forward equity	(272,602)
Pro forma net debt	1,290,380
Total equity	3,386,784
Common stock — unsettled forward equity (12,447,580 shares @ $21.63/share as of 9/30/23)	269,241
Pro forma TEV	$4,946,405

Gross Debt / Undepreciated Gross Assets	33.1%
Net Debt / TEV	31.6%
Net Debt / Annualized Adjusted EBITDAre	4.5x

Pro Forma Gross Debt / Undepreciated Gross Assets	31.3%
Pro Forma Net Debt / Pro Forma TEV	26.1%
Pro Forma Net Debt / Annualized Adjusted EBITDAre	3.7x
1.Rates presented for the Company's term loans are fixed at the stated rates after giving effect to its interest rate swaps, applicable margin of 85bps (for 2027 and 2028 Term Loans) or 95bps (for 2029 Term Loan) and SOFR premium of 10bps.
2.Weighted average maturity calculation is made after giving effect to extension options exercisable at the Company's election.
3.The Company's revolving credit facility provides a maximum aggregate initial original principal amount of up to $600 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $600 million. Borrowings bear interest at Term SOFR plus applicable margin of 77.5bps and SOFR premium of 10bps.
4.Common stock and OP units as of September 30, 2023, based on 156,024,222 common shares outstanding (including unvested restricted share awards) and 553,847 OP units held by non-controlling interests.
5.Pro forma adjustments have been made to reflect 12,447,580 shares sold on a forward basis in the Company's September 2023 follow-on offering or through the Company's ATM Program as if they had been physically settled on September 30, 2023.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Capital Markets
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.